June 28, 2007

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, NY 10013

Re: American Depositary Receipts evidencing American Depositary Shares representing one (1) ordinary share, par value Rs. 10 per share, of Tata Motors Limited

Ladies and Gentlemen:

      I refer to the Registration Statement on Form F-6 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC") by the legal entity created by the Deposit Agreement, (as hereafter defined) for the purpose of registering under the Securities Act of 1933, as amended ("Securities Act"), 400,000,000 American Depositary Shares ("ADSs") to be issued under the Amended and Restated Deposit Agreement, dated as of September 27, 2004, by and among Citibank, N.A. as Depositary, Tata Motors Limited, a company incorporated under the laws of the Republic of India (the "Company"), and the Holders and Beneficial Owners of American Depositary Shares ("ADSs") issued thereunder, as subsequently amended and supplemented (the "Deposit Agreement"). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement, one (1) ordinary share, par value Rs. 10 per share, of the Company (the "Shares").

      Assuming that (a) the Deposit Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, (b) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Republic of India, (c) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, and (d) the Shares will be legally issued, I am of the opinion that the ADSs, when issued in accordance with the terms and conditions of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADSs to the rights specified in the Deposit Agreement and, if applicable, the ADRs.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

      This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,


/s/ Patricia Brigantic
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Patricia Brigantic
Director & Associate General Counsel